UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CIMARRON SOFTWARE, INC.
(Exact Name of Registrant in its Charter)

UTAH	7373	870543922
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

30 E. Broadway, Ste. 204
Salt Lake City, UT 84111
T: (801) 532-3080
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

David Fuhrman
15 South 1200 East
Salt Lake City, UT 84102
T: (801) 532-3080
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

VINCENT & REES
Attn: David M. Rees
175 South Main, 15th Floor
Salt Lake City, Utah 84111

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	375,715	$0.50	$187,857.50	$21.53
Total	375,715	$0.50	$187,857.50	$21.53

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by factors such as the lack of liquidity (since there is no present market for our stock) and the high level of risk inherent in this sort of offering. The selling shareholders may sell shares of our common stock at a fixed price of $0.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until after the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _____________

Prospectus
375,715 shares

CIMARRON SOFTWARE, INC.
Common Stock

This prospectus relates to the offer for sale of up to 375,715 shares of our common stock by certain existing holders of the securities, referred to as Selling Security Holders throughout this document. The total number of shares registered in this prospectus is 375,715.  We will not receive any of the proceeds of this offering.

We anticipate applying for trading of our common stock on the over-the-counter (OTC) Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  We have not yet engaged a market maker to assist us to apply for quotation on the OTC Bulletin Board and we are not able to determine the length of time that such an application process will take.  Such a time frame is dependent on comments we receive, if any, from FINRA regarding our Form 211 application.

There is no present public trading market for the Company’s Common Stock and the price at which the Shares are being offered bears no relationship to conventional criteria such as book value or earnings per share.  The Company has determined the offering price based primarily on its projected operating results.  There can be no assurance that the offering price bears any relation to the current fair market value of the Common Stock.

Therefore, purchasers of our shares registered hereunder may be unable to sell their securities, because there may not be a public market for our securities.  As a result, you may find it more difficult to dispose of, or obtain accurate quotes of our common stock.  Any purchasers of our securities should be in a financial position to bear the risks of losing their entire investment.

The Selling Security Holders will sell the shares from time to time through independent brokerage firms in the over-the-counter market at $0.50 per share, until the shares are quoted on the OTC Bulletin Board, in which case the shares will be sold at market prices prevailing at the time of sale.

We are an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements.  Investing in our stock involves substantial risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus is: ___________________

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
RISK FACTORS	6
FORWARD LOOKING STATEMENTS	11
USE OF PROCEEDS	12
DIVIDEND POLICY	12
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	12
DILUTION	13
SELLING SHAREHOLDERS	13
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	17
BUSINESS AND RECENT DEVELOPMENTS	21
DESCRIPTION OF PROPERTY	27
MANAGEMENT	27
EXECUTIVE COMPENSATION	30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	31
DESCRIPTION OF SECURITIES	32
SHARES ELIGIBLE FOR FUTURE SALE	33
PLAN OF DISTRIBUTION	34
LEGAL PROCEEDINGS	36
INTERESTS OF NAMED EXPERTS AND COUNSEL	36
TRANSFER AGENT	36
AVAILABLE INFORMATION	36
INDEX TO FINANCIAL STATEMENTS	37
FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The Selling Security Holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. We are an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements.  You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

ABOUT OUR COMPANY

Except as otherwise indicated by the context, references in this report to "Cimarron,” “Cimarron Software, Inc.,” "we," "us," or "our," "Successor" and the "Company" are references to the business of Cimarron Software, Inc. and its wholly-owned subsidiaries.

Overview

Cimarron Software, Inc. was founded in 1995 using technology based on work begun at the University of Utah Human Genome Center.  Our focus is Laboratory Workflow Systems (LWS), which work as Laboratory Information Management Systems (LIMS) but are structured to follow the flow within the laboratory.

Cimarron designs and develops innovative and effective LWS.  We offer a combination of technical and consulting services, proprietary software products, and custom system development to meet the needs of our customers.  Cimarron Software places extreme value on satisfying our customers with high quality products and services.

Cimarron employs an experienced staff of software designers, programmers, technical writers, automation engineers, biologists and scientists.  Our technical experts develop and deploy custom and off-the-shelf software for clients throughout the United States.

Company Information

A Cimarron LWS provides the information modeling, sample tracking, workflow, and reporting capabilities required by today's high-throughput data factories within the dynamic and expanding life sciences markets.  These systems can be tailored to meet our customers' exacting and frequently changing requirements.

Our technical staff has extensive industrial biology and software expertise, and provides technical and consulting services in many disciplines, including the following:

•	Genotyping
•	Genetic Diagnostics
•	DNA Sequencing
•	Gene Expression
•	Proteomics

Further company information, including a description of the Company’s products and customers, is found on page 21.

Business Strategies

Our business strategies are described in greater detail on page 26.

Industry Summary

A summary of the industry can be found on page 24 of this Prospectus.

Competitive Strengths within the Industry

Our Competitive Strengths within the Industry are described in greater detail on page 25.

Growth Strategy

Our Growth Strategy is described in greater detail on page 26.

Use of Certain Defined Terms

Except as otherwise indicated by the context, references in this report to:

•	“Cimarron,” “Cimarron Software, Inc.,” "we," "us," or "our," "Successor" and the "Company" are references to the business of Cimarron Software, Inc. and its wholly-owned subsidiaries.
•	“Securities Act” refers to the Securities Act of 1933, as amended, and “Exchange Act” refers to the Securities Exchange Act of 1934, as amended

Commission’s Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Utah or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Where You Can Find Us

Our corporate headquarters are located at 30 E. Broadway, Ste. 204, Salt Lake City, UT 84111. Our telephone number is (801) 532-3080.

RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this report. This report contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis” and “Business,” as well as other sections in this report, discuss some of the factors that could contribute to these differences.

The forward-looking statements made in this report relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

We have a going concern opinion from our auditors, indicating the possibility that we may not be able to continue to operate.

The Company sustained losses of $138,313 and $301,359 for the years ended December 31, 2011 and 2010, respectively.  As of December 31, 2011 and 2010, the Company had an accumulated deficit of $13,917,351 and $13,779,038, respectively. These conditions factors raise substantial doubt that we will be able to continue operations as a going concern, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the periods ending December 31, 2011 and December 31, 2010. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment.

Our growth plan is based upon Management’s projection of what may happen in the future, and such predictions may not occur.

Our growth plan is based upon Management's projections of estimated available cash flow, expenses, revenue, revenue over profit, earnings before interest, taxes and depreciation, sales cycle time and other measures of projected economic performance. These projections are made in Management's view of what may happen in the future, and are not based upon historical projections. Projections or predictions of future events may not occur and actual results may differ materially from those expressed in or implied by such forward-looking statements.

We will incur increased costs as a result of being a public company.

If we are able to become a public company, we will incur significant legal, accounting and other expenses. We expect the laws, rules and regulations governing public companies to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and OTCBB rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Also, while there is limited regulation of our business at the state and federal level, any change to such regulation could adversely affect our business. Also, our clients are often regulated, and their ability to pay us or our ability to provide services may be impacted by changes in regulation.  We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our business may be materially impacted and our reputation may be harmed.

Investors may lose their entire investment if we fail to implement our business plan.

Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development.  These risks include, without limitation, competition, the absence of ongoing revenue streams, a competitive market environment, and lack of brand recognition.  If we fail to implement and create a base of operations for our proposed business, we may be forced to cease operations, in which case investors may lose their entire investment.

Difficult economic conditions could harm our business.

Global, national, and local economic conditions continue to be challenging.  Although the economy appears to be recovering in some countries, it is not possible for us to predict the extent and timing of any improvement in economic conditions which would lead to greater demand for our software.  A continued economic downturn could adversely impact our business in the future by causing a decline in demand for our software as our life science customers seek to cut costs, particularly if the economic conditions are prolonged or worsen. In addition, such poor economic conditions may adversely impact our access to capital, which is needed for us continue operations as we have relatively low levels of working capital.

We have a single customer, a related party, that accounts for the majority of our revenues, and our business would be harmed were we to lose this customer.

For the three months ended June 30, 2012, a single customer, a related party, accounted for over thirty-nine percent (39%) of our revenues.  The Company believes that its transactions with the related party have been at arms-length at negotiated prices competitive and commensurate with industry prices.  Were the Company to lose this customer, its revenues would drastically decline.

Risks Relating to Regulation of Our Business and Our Clients

Our business operations may be adversely affected by legislative or regulatory changes.

Some of our customers are subject to a number of complex and stringent regulations affecting the clinical and research laboratory industries. We offer software relating to the conduct of laboratory management best practices and our customers are required to comply with applicable regulatory requirements governing, among other things, the design, conduct, performance, monitoring, auditing, recording, analysis and reporting related to their businesses. In the United States, the Food and Drug Administration (FDA) governs these activities pursuant to the agency’s Good Clinical Practice (GCP) regulations. Although we monitor regulations and test our software for compliance with applicable laws and regulations in the U.S. jurisdictions in which we operate, and have adopted standard operating procedures that are designed to satisfy regulatory requirements, our customers are subject to several regulatory jurisdictions with complex and varied regulatory frameworks. Any failure to maintain compliance with GCPs or other applicable regulations could lead to a variety of risks that could result in our customers choosing another software provider, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with this Offering

Our common shares will be subject to the "Penny Stock" Rules of the SEC, and the trading market in our securities will be limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

We will be subject to the penny stock rules adopted by the Securities and Exchange Commission ("SEC") that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually, or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks;

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

There has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on management’s estimate of the value of the shares.  This valuation is highly speculative and arbitrary. There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

Investors may never receive cash distributions, which could result in an investor receiving little or no return on his or her investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

We have issued Series A Preferred Stock, whose holders have rights superior to investors in our Common Stock.

We have issued 200,119 shares of Series A Preferred Stock.  Holders of such stock have preferential rights to dividends and distributions upon a liquidation of the Company.  Additionally, holders of the preferred stock have the right to convert the preferred stock into shares of common stock at a conversion price of $0.83 per share.

Even if a market develops for our shares, our shares may be thinly traded with wide share price fluctuations, low share prices, and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including: potential investors’ anticipated feeling regarding our results of operations; increased competition; our ability or inability to generate future revenues; and market perception of the future of development of wood product manufacturing.

In addition, if our shares are quoted on the OTCBB, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

We could potentially need to sell shares in the future, which would result in a dilution to our existing shareholders.

We may seek additional funds through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in Cimarron is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.  The sale of additional stock to new shareholders will reduce the ownership position of the current shareholders.  The price of each share outstanding common share may decrease in the event we sell additional shares.

Since our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are "penny stocks" and are covered by Section 15(d) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers including: disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

Our offering price was arbitrarily determined and is unrelated to our assets or the results of our recent operations.

The offering price of $0.50 per share of common stock was arbitrarily determined by Cimarron and is unrelated to specific investment criteria, such as the assets or past results of the Company’s operations.  In determining the offering price, Cimarron considered such factors as the prospects, if any, of similar companies, the previous experience of management, the Company’s  anticipated results of operations, and the likelihood of acceptance of this offering.  Please review any financial or other information contained in this offering with qualified persons to determine its suitability as an investment before purchasing any shares in this offering.

Future legal actions would cause our costs to increase.

There are presently no legal actions pending against the Company or to which it or any of its property are subject, nor to its knowledge are any such proceedings contemplated. In the event there was any such legal action, there would be costs of defense that would be variable. The Company anticipates a general increase in legal counsel cost going forward due to the increased compliance costs of running a public company and the legal work that may be necessary for implementing the Company’s business plan of expansion.

In the event of an investor’s life crisis, the Board may not buy back shares from the investor.

If crisis occurs, such as death of investor spouse or family member, at the request of the investor, Board of Directors may meet to discuss the possibility of buying back shares from investor, but is not required to do so.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions by the SEC.

We are exposed to potential risks from legislation requiring companies to evaluate internal controls under Section 404a of the Sarbanes-Oxley Act of 2002. As a smaller reporting company and emerging growth company, we will not be required to provide a report on the effectiveness of our internal controls over financial reporting until our second annual report, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are an emerging growth company or a smaller reporting company. We have not yet evaluated whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations. If we are not able to meet the requirements of Section 404a in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

All of these risks are uncertain, and there may be other risks that we have not identified.

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all such risk factors before making an investment decision with respect to our Common Stock.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any May 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

Unless we file a registration statement on Form 8-A, which we have no obligation to file, we will not be a fully reporting company but will only comply with the limited reporting requirements of Exchange Act requiring us to file periodic reports (i.e., annual, quarterly and material events) with the SEC which will be immediately available to the public for inspection and copying.  We would not be required to furnish proxy statements to security holders, and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act. Previously, a company with more than 500 shareholders of record and $10 million in assets had to register under the Exchange Act. However, the JOBS Act raises the minimum shareholder threshold from 500 to either 2,000 persons or 500 persons who are not “accredited investors,” excluding securities received by employees pursuant to employee stock incentive plans for purposes of calculating the shareholder threshold. This means that unless we file a Form 8-A, access to information regarding our business and operations will likely be limited.

As of the effective date of our registration statement of which this prospectus is a part, we will become subject to limited reporting requirements of the Exchange Act identified above (i.e., annual, quarterly and material events). Except during the year that our registration statement becomes effective, even these limited reporting obligations would be automatically suspended under Section 15(d) of the Exchange Act if we have less than 500 shareholders and do not file a registration statement on Form 8-A (which we have no obligation to file). We would then no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more limited.

EARNINGS TO FIXED CHARGES

In accordance with §229.10(f) and §229.503(d), a registrant, such as ourselves, that qualifies as a smaller reporting company need not comply with this item.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

Each of the Selling Security Holders will receive all of the net proceeds from the sale of shares by that shareholder.  We will not receive any of the net proceeds from the sale of the shares.  The Selling Security Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Security Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Security Holders in offering or selling their shares.  We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including without limitation blue sky registration and filing fees, and fees and expenses of our legal counsel and accountants.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, FINRA for our common stock to be eligible for trading on the OTC Bulletin Board. We do not yet have a market maker who has agreed to file such application. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Holders of Our Common Stock

As of September 12, 2012, we had 53 shareholders of record of our common stock and 1,450,322 shares of common stock issued and outstanding.

Securities Authorized for Issuance under Equity Compensation Plans

In 1996, we reserved for issuance 250,000 shares of common stock for our officers, directors, employees, and consultants pursuant to our initial stock plan.  In 1999, we reserved for issuance an additional 100,000 shares of common stock pursuant to that plan.  Subsequently, 123,241 shares were issued pursuant to that plan but expired prior to exercise, and those shares are available to be reissued.

In April of 2005, we adopted the 2004 Stock Incentive Plan (the “Plan”), reserving for issuance an aggregate of 700,000 additional shares of common stock.  During 2005, 300,000 of the reserved shares were issued to Mr. Fuhrman and Mr. Sargent (to Rare Principle, L.C.) as compensation for services performed in 2005.  The remaining 400,000 shares under the Plan were reserved for issuance as stock options to employees of the Company.  On December 21, 2010, 300,000 stock options were granted to key employees under the Plan, at $0.01 per share.

As of September 12, 2012, options for 300,000 shares are issued, vested and unexercised, and 223,241 additional shares are reserved for further issuance under the Company’s stock plans.

DETERMINATION OF OFFERING PRICE

The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a price of $0.50 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices.

In determining the initial public offering price of the shares we considered several factors including the following:

•	Our operational history;
•	Prevailing market conditions, including the history and prospects for the industry in which we compete;
•	Our future prospects; and
•	Our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION

We are not selling any shares in this offering. All of the shares sold in this offering will be held by the Selling Security Holders at the time of the sale, so that no dilution will result from the sale of the shares.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of September 12, 2012, by the Selling Security Holders prior to the offering contemplated by this prospectus, the number of shares each Selling Security Holder is offering by this prospectus, and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the Selling Security Holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the Selling Security Holders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. In 1995, the founders, David Fuhrman, Peter Cartwright, Doug Adamson, Andy Marks, and Rob Sargent acquired their shares in exchange for their initial contributions of capital and services to the Company.  The remaining shares were issued to those shareholders and the other Selling Shareholders for services rendered to the Company or were offered and sold to the Selling Security Holders at a purchase price of $1.00 per share in a private placement made in 1996, pursuant to the exemption from the registration under the Securities Act provided by Regulation S of the Securities Act.

The percentages below are calculated based on 1,450,322 shares of our common stock issued and outstanding. As of September 12, 2012, options for 300,000 shares of common stock are vested but unexercised, and 223,241 shares are reserved for issuance under the Company’s stock plan.  Additionally, we have 200,119 shares of preferred stock issued and outstanding that is convertible into shares of our common stock.

Name of Selling Security Holder		Common Shares owned by the Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares and Percent of Total Issued and Outstanding Held After the Offering (1)
Last name	First name			# of Shares	% of Class
Fuhrman	David	458,736	50,000	408,736	28.18%
Cartwright Investments, Ltd. (2)		222,274	50,000	172,274	11.88%
The Marks Family Limited Partnership (3)		177,535	50,000	127,535	8.79%
Adamson	Doug	174,532	50,000	124,532	8.59%
Rare Principle, L.C. (4)		291,530	50,000	241,530	16.65%
Flatley Family Trust (5)		14,408	14,408	0	0.00%
Council	Chris	12,007	12,007	0	0.00%
Lindstrom	Gary	19,211	19,211	0	0.00%
Anderson	Cathy	6,076	6,076	0	0.00%
Burden	Bob	6,046	6,046	0	0.00%
Miller	Greg	5,724	5,724	0	0.00%
Troup	Charles	5,043	5,043	0	0.00%
Overgaard	Bengt	4,002	4,002	0	0.00%
Milner	Bruce	3,862	3,862	0	0.00%
Jones	Suzan	3,563	3,563	0	0.00%
Mecklenburg	Robert W.	2,802	2,802	0	0.00%
Koltenuk	Debi	2,523	2,523	0	0.00%
Morgan	Dave	2,353	2,353	0	0.00%
Stevens	TJ	2,248	2,248	0	0.00%
Oler	Jon	8,885	8,885	0	0.00%
Rytting	Kent	1,901	1,901	0	0.00%
Folgmann	Lee	1,722	1,722	0	0.00%
Khodorovsky	Mikhail	1,661	1,661	0	0.00%
Morris	Brian	1,661	1,661	0	0.00%
Kundu	Nandita	1,321	1,321	0	0.00%
Hoenes	Bart	1,261	1,261	0	0.00%
Scott	Dave	1,261	1,261	0	0.00%
Delaney	Bill	1,200	1,200	0	0.00%
Wright	Kris	1,200	1,200	0	0.00%
Dekhtyar	Lyudmila	1,060	1,060	0	0.00%
Wang	Chun Wei	1,001	1,001	0	0.00%
Yu	Ning	960	960	0	0.00%
Bos	Carlo	881	881	0	0.00%
Delaney	Christine	800	800	0	0.00%
Esterling	Lisa	800	800	0	0.00%
Oddis	David	800	800	0	0.00%
Burden	Kerry	700	700	0	0.00%

Interdonato	Rich	600	600	0	0.00%
Patterson	Dave	600	600	0	0.00%
Steenblik	Daniel	560	560	0	0.00%
Frazer	Karen	521	521	0	0.00%
Derr	Gaelyn	471	471	0	0.00%
Clevenger	Matthew D.	460	460	0	0.00%
Carter	Becky	400	400	0	0.00%
Christensen	Louis	400	400	0	0.00%
Cooke	Cindy	400	400	0	0.00%
Middleton	Jeff	400	400	0	0.00%
Patten	Debra	400	400	0	0.00%
Summers	Andy	400	400	0	0.00%
Bennett	Chris	350	350	0	0.00%
Airiess	Andy	300	300	0	0.00%
Bayer	Steve	270	270	0	0.00%
Mascherino	Jamie	240	240	0	0.00%
Total		1,450,322	375,715	1,074,607	74.09%

(1) Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period.  Based on 1,450,322 shares of common stock issued and outstanding as of September 12, 2012.
(2) These shares are beneficially owned by Peter E. Cartwright.
(3) These shares are beneficially owned by Andy Marks.
(4) These shares are beneficially owned by Rob Sargent.
(5) These shares are beneficially owned by Jay Flatley.

We may require the Selling Security Holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

There has been no market for our securities.  Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA for our common stock to be eligible for trading on the Over the Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.   The selling security holders will be offering the shares of common stock being covered by this prospectus at a fixed price of $0.50 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. The fixed price of $0.50 has been determined arbitrarily.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling security holders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions; (c) market sales (both long and short to the extent permitted under the federal securities laws); (d) at the market to or through market makers or into an existing market for the shares; (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and (f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above.

Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

For the Twelve-month Periods Ended December 31, 2011 and 2010

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue for the periods indicated in dollars.

	2011	%	2010	%

Revenue	699,755	100.0	686,773	100.0
COGS	550,541	78.7	615,639	89.4
Gross Profit	149,214	21.3	71,134	10.4

Operating Expenses	253,718	36.3	349,468	50.9

Operating Income/(Loss)	(104,504)	-14.9	(278,334)	-40.5

Net Income/(Loss)	(138,313)	-19.8	(301,359)	-43.9

Revenues consist of non-technology integration consulting services, technology integration consulting services, product maintenance, and travel and expenses billed to the customer.  Revenues increased for the year ended December 31, 2011 by $12,982 from the year ended December 31, 2010 due to additional billing and consulting services performed for a related entity.  Gross profit increased due a decrease in outside consultant expenses for the year ending December 31, 2011.  Operating expenses decreased for the year ended December 31, 2011 over 2010 due to decreased professional fees from related parties.

The following tables set forth key components of our balance sheet for the twelve month periods ended December 31, both in dollars.

	2011	2010

Current Assets	243,957	275,320

Property and Equipment	9,830	3,402

Total Assets	253,787	278,722

Current Liabilities	654,947	713,959

Non-Current Liabilities	3,830	1,944

Total Liabilities	658,777	715,903

Stockholder’s Deficit	(404,990)	(437,181)

Total Liabilities and Deficit	253,787	278,722

As of December 31, 2011 current assets declined $31,363 from December 31, 2010 due to a decrease in cash by $73,668 partially offset by an increase in accounts receivable of $46,831.  As of December 31, 2011, current liabilities decreased by $59,012 from December 31, 2010 due to a decrease in accrued liabilities and expenses based on timing of the payment of expenses.

At December 31, 2011 the Company had cash funds of $47,851.

The Company’s practice has been to record Haxton Management, LLC consulting fees as well as some payroll expense for the Company’s president as contributed services.  For the years ended December 31, 2011 and 2010, the Company recognized $140,400 and $113,300 in capital contributions made in lieu of payment for services, respectively.  If these services were paid in cash, rather than contributed, the Company’s cash needs would increase.

The Company’s management believes that as the Company increases its cash level through additional financing and higher revenues that these future services noted above will be paid in cash, rather than contributed.

For the Three-month and Six-month Periods Ended June 30, 2012 and 2011

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue for the periods indicated in dollars.

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2012	%	2011	%	2012	%	2011	%

Revenue	304,688	100	159,187	100	513,125	100	291,599	100

COGS	136,861	44.9	137,539	86.4	304,815	59.4	243,376	83.5

Gross Profit	167,827	55.1	21,648	13.6	208,310	40.6	48,223	16.5

Operating Expenses	66,594	21.9	66,915	42.0	133,155	25.9	121,134	41.5

Operating Income (Loss)	101,233	33.2	(45,267)	(28.4)	75,155	14.6	(72,911)	(25.0)

Net Income (Loss)	92,188	30.3	(53,721)	(33.7)	58,178	11.3	(89,720)	(30.8)

Revenues consist of non-technology integration consulting services, technology integration consulting services, product maintenance, and travel and expenses billed to the customer.  Revenues increased for the three months ended June 30, 2012 by $145,501, and for the six months ended June 30, 2012 by $221,526 from the three months and six months ended June 30, 2011 due to additional billing and consulting services performed.  Gross profit increased due to an increase in hours incurred by employees. Operating expenses increased for the six months ended June 30, 2012 over 2011 due to an increase in professional fees related to the filing of the Company’s Form S-1 registration statement.

The following tables set forth key components of our balance sheet as of June 30, 2012 and December 31, 2011, both in dollars.

	June 30, 2012	December 31, 2011

Current Assets	$373,769	$243,957

Property and Equipment	7,683	9,830

Total Assets	381,452	253,787

Current Liabilities	654,195	654,947

Non-Current Liabilities	2,014	3,830

Total Liabilities	656,209	658,777

Stockholder’s Deficit	(274,757)	(404,990)

Total Liabilities and Deficit	$381,452	$253,787

As of June 30, 2012, current assets increased by $129,812 from December 31, 2011 primarily due to an increase in cash by $126,810.  As of June 30, 2012, current liabilities decreased by $752 from December 31, 2011 due to a decrease in accounts payable and accrued expenses partially offset by an increase in notes payable.

At June 30, 2012, the Company had cash funds of $174,661.

The Company’s practice has been to record Haxton Management, LLC consulting fees as well as some payroll expense for the Company’s president as contributed services.  For the three and six month periods ended June 30, 2012, the Company recorded $35,100 and $54,600 in capital contributions made in lieu of payment for services, respectively.  For the three and six month periods ended June 30, 2011, the Company recognized $35,100 and $70,200 in capital contributions made in lieu of payment for services, respectively.  If these services were paid in cash, rather than contributed, the Company’s cash needs would increase.

The Company’s management believes that as the Company increases its cash level through additional financing and higher revenues that these future services noted above will be paid in cash, rather than contributed.

Liquidity and Capital Resources

The Company has been and is currently operating with a relatively low level of cash and liquidity and that could lead to difficulty if not favorably resolved. The Company desires to improve this situation through additional equity and debt investments in the Company and cash generated from higher revenues.

The Company anticipates that its cash needs for the next twelve months for working capital and capital expenditures will be approximately $111,000.  As of June 30, 2012, the Company has $174,661 in cash and believes its current cash and cash flow from operations will only be sufficient to meet anticipated cash needs for the next nine months for working capital and capital expenditures.   The Company’s president and a related party are currently contributing services to the Company, and if the Company were required to pay cash for those services, its cash and cash flow from operations would not be sufficient to meet anticipated cash needs for the next nine months.   The Company will likely require additional cash resources due to possible changed business conditions or other future developments.  The Company may seek to sell additional equity or debt securities.  The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

The Company’s ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including: investors’ perception of, and demand for, securities of web hosting and related service companies; conditions of the U.S. and other capital markets in which we may seek to raise funds; future results of operations, financial condition and cash flow.  Therefore, the Company’s management cannot assure that financing will be available in amounts or on terms acceptable to the Company, or if at all. Any failure by the Company’s management to raise additional funds on terms favorable to the Company could have a material adverse effect on the Company’s liquidity and financial condition.

In the event we are not successful in reaching our sustained revenue targets, we anticipate that depending on market conditions and our plan of operations, we will likely incur continued operating losses. We base this expectation, in part, on the fact that we may not be able to generate enough gross profit to cover our operating expenses. Consequently, there remains the possibility that the Company may not continue to operate as a going concern in the long term.  As described in our market risks, we are subject to many factors which could detrimentally affect us.  Many of these risk factors are outside management’s control, including demand for our products and services, our ability to hire and retain talented and skilled employees and service providers, as well as other factors.

Subsequent Events

We have reviewed all events subsequent to our report date and do not have any material transactions or events requiring disclosure.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Critical Accounting Policies

Our financial statements are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue, and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause an effect on our results of operations, financial position or liquidity for the periods presented in this report.

Revenue Recognition

Revenues from contracts for non-technology integration consulting services with fees based on time and materials are recognized as the services are performed and amounts are earned in accordance with the Securities and Exchange Commission (the “SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), as amended by SAB No. 104, “Revenue Recognition” (“SAB 104”). The Company considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable, and collectability is reasonably assured. In such contracts, the Company’s efforts, measured by time incurred, typically represent the contractual milestones or output measure, which is the contractual earnings pattern. For non-technology integration consulting contracts with fixed fees, the Company recognizes revenues as amounts become billable in accordance with contract terms, are consistent with the services delivered, and are earned.

Revenues from contracts for technology integration consulting services where the Company designs/redesigns, builds and implements new or enhanced systems applications and related processes for its clients are recognized on the percentage-of-completion method, which involves calculating the percentage of services provided during the reporting period compared to the total estimated services to be provided over the duration of the contract. This method is followed where reasonably dependable estimates of revenues and costs can be made. Estimates of total contract revenues and costs are continuously monitored during the term of the contract, and recorded revenues and costs are subject to revision as the contract progresses. Such revisions may result in increases or decreases to revenues and income and are reflected in the financial statements in the periods in which they are first identified. If the Company’s estimates indicate that a contract loss will occur, a loss provision is recorded in the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract and are included in cost of services and classified in accrued expenses.  There were no uncompleted contracts as of December 31, 2011 and 2010.

Revenues for contracts with multiple elements are allocated based on the lesser of the element’s relative fair value or the amount that is not contingent on future delivery of another element. If the amount of non-contingent revenues allocated to a delivered element accounted for under the percentage-of-completion method of accounting is less than the costs to deliver such services, then such costs are deferred and recognized in future periods when the revenues become non-contingent. Fair value is determined based on the prices charged when each element is sold separately. Elements qualify for separation when the services have value on a stand-alone basis, fair value of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in the Company’s control. While determining fair value and identifying separate elements require judgment, generally fair value and the separate elements are readily identifiable as the Company also sells those elements unaccompanied by other elements.

Revenue related to product maintenance contracts is recognized on a straight-line basis over the delivery period. The maintenance contracts are generally one year in length. Maintenance fee revenue has been calculated for any portion allocable to the current year with the balance remaining as deferred revenue.  The net unamortized deferred maintenance fees were $24,477 and $20,074 at the years ended December 31, 2011 and 2010, respectively.

Revenues include billings for travel and other out-of-pocket expenses prior to reimbursements to the employee by the Company.

The Company reports revenue net of any revenue-based taxes assessed by governmental authorities that are imposed on and concurrent with specific revenue-producing transactions.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption.

BUSINESS AND RECENT DEVELOPMENTS

About Cimarron

Cimarron Software, Inc. was founded in 1995 using technology based on work begun at the University of Utah Human Genome Center (the “Human Genome Center”).  The Human Genome Center was funded by the National Institutes of Health (the “NIH”) from the period of 1989 to 2000. Its purpose was to develop technology for mapping the human genome. Most if not all of this research moved into the commercial sector during the period of 2000 to the present. Cimarron no longer maintains a relationship with the Human Genome Center as it no longer exists. Most of the Human Genome Center researchers have moved on to other academic endeavors or private businesses.  The Company’s relationship with the Human Genome Center exposed it to the data management requirements of these new technologies and enabled it to develop new software technology and methodologies that are being licensed and serviced by Cimarron today. It also created a network of people in the Life Sciences field that we use today to generate sales leads and ultimately revenue.  Cimarron still maintains contracts and contacts with the NIH's National Center for Human Genome Research and with Clinical Diagnostic Labs to help manage data generated by the technologies developed at the Human Genome Center and the commercial network that the Human Genome Center enabled it to develop. Cimarron still contracts to write software with other local spin offs of the Human Genome Center such as Idaho Technologies.

Our original technology that was licensed from the University of Utah in 1995 is no longer used in any of the current projects and was rewritten with private investment capital raised in 1999 and 2002. Our current technology being licensed to customer is free of any encumbrances or limitations and is wholly owned by us.

Our focus is Laboratory Workflow Systems (LWS), which work as Laboratory Information Management Systems (LIMS) but are structured to follow the flow within the laboratory.

Cimarron designs and develops innovative and effective LWS.  We offer a combination of technical and consulting services, proprietary software products, and custom system development to meet the needs of our customers.  Cimarron Software places extreme value on satisfying our customers with high quality products and services.

Cimarron employs an experienced staff of software designers, programmers, technical writers, automation engineers, biologists and scientists.  Our technical experts develop and deploy custom and off-the-shelf software for clients throughout the United States, Europe, and Asia.

Cimarron Products

A Cimarron LWS provides the information modeling, sample tracking, workflow, and reporting capabilities required by today's high-throughput data factories within the dynamic and expanding life sciences markets.  These systems can be tailored to meet our customers' exacting and frequently changing requirements.

Our technical staff has extensive industrial biology and software expertise, and provides technical and consulting services in many disciplines, including the following:
•	Genotyping
•	Genetic Diagnostics
•	DNA Sequencing
•	Gene Expression
•	Proteomics

The LWS product line is comprised of three main types of product, each aimed at the different phases of selling to and supporting the customer.

Custom Software Development

Custom software development is a type of professional service product.  Using software development and product management staff, solutions are created that are either based on a packaged system (and therefore are extensions of an existing product), or are new workflow systems that are intended to work stand alone or possibly in conjunction with other packaged products.  Custom software is also developed to add future support to a customer’s system that is not being addressed via standard product upgrades or follow-on product development.

Our promise to the customer is that custom software solutions are compatible with packaged systems, which is accomplished through the use of the common underlying software platform.

Software Development Kit (SDK)

SDKs are intended for customers that possess significant in-house software development groups.  Potential customers for the SDK are those that go into the sales process:
•	intending to build their first system on their own rather than buy;
•	hoping to develop independently once Cimarron builds their first system; or
•	looking for reassurance that they can build systems on their own.

The SDK consists of specific software tools that can be used for LWS development:
•	a Configurator
•	an Installer

Specific documentation for each feature set is also available:
•	Tutorial, with tutorial workflow
•	Developer’s Guide, which expands on the content of the tutorial where necessary
•	Training Slides, which cover the Tutorial and Developer’s Guide in a class format
•	Reference Guide
•	Installation/Site Preparation Guide

Software Maintenance Plans (SMPs)

Our products follow industry norms for high-end software systems.  SMPs are comprised of service promises and software upgrades such as the following:
•	Phone, e-mail and back-office technical support
•	Onsite troubleshooting
•	Software maintenance releases
•	Software upgrades

Customer Base

Our customers fall within these areas of the life sciences market:
•	Pharmaceutical or Drug Discovery Companies
•	Clinical Laboratories
•	Biotech Companies
•	Public Research and Development Institutions (Academic or Government)

Target customers are those with laboratories that have one or more of the following factors:
•	Laboratory is experiencing some kind of change or additions of instrumentation or experiment platform that outstrips current software support
•	Laboratory is being newly set up
•	Customer has an outdated, possibly in-house created, LIMS solution
•	Customer has no LIMS solution

Customer Focus

One of Cimarron's primary goals is to meet the requirements and expectations of our customers.  Our success depends upon this.

Customer feedback is gathered by the Support, Sales & Marketing, and Product Management groups.  Input is also gathered from partner companies’ support and deployment organizations.  These groups are accountable for collecting customer inputs from a variety of sources including direct contact with the customer.

Cimarron’s Product Management group spends time at customer locations observing their experiences, synthesizing information, and using it to improve the Company's products.  These experiences are reviewed in engineering design meetings and appropriate changes subsequently flow through all areas of the Company.

Government Approval of Principal Products or Services

There are no principal products or services which require government approval as all of our principal products and services comply with government regulations.

Effect of Existing Governmental Regulation on our Business

There is no regulation of this specific type of business other than the normal business restrictions that apply to all businesses.

Number of Total Employees and Part-Time Employees

We currently employ ten employees in the United States.

Industry Summary

For life sciences companies, Laboratory Information Management Systems (LIMS) are an integral part of their operations. But those companies may be spending too much on these systems: LIMS are often a life sciences company’s largest IT investment, after its enterprise resource planning (ERP) system—a cost that largely goes unrecognized. This is not because of the technology itself, but because of the way that systems have been deployed and used.

As a result, many companies are finding that they need to rethink their approach to LIMS. The value of LIMS in the industry can be seen in the technology’s proliferation over the years, as more and more companies have implemented LIMS to improve the management of laboratory information. All too often, however, various parts of the organization have done so on their own. They have put in individual niche solutions systems that are not linked to an overall strategy—creating a patchwork of different and disconnected laboratory systems across the enterprise.

Today, it is not unusual to find life sciences companies with a dozen or more laboratory management systems in place—not to mention an array of electronic laboratory notebooks and other laboratory tools. That one-off, fragmented approach makes LIMS expensive. In addition to the upfront cost of the systems themselves, companies have to maintain and support separate systems, often with redundant resources. As a result, a company may well have hundreds of employees watching over its various LIMS systems across various sites. The cost of a fragmented LIMS landscape goes beyond IT budgets. Cimarron has found that the use of disparate systems leads to increased manual activity and inefficiencies, and skilled scientists may spend as much as a third of their time on LIMS-related administrative tasks, rather than research and testing. Moreover, with different sites using different systems and data, information sharing and accurate reporting are difficult, opening the door to compliance problems and slower decision making.

Overall, these issues can mean reduced throughput in a company’s labs and ultimately, delays in getting products to market. As life sciences companies consider ways to address these problems, they have the opportunity to step back and examine the big picture. Cimarron believes that they should look at LIMS not just as a necessary, back-office cost center where expenses need to be minimized. That is important, yes. But at the same time, they need to take a different view of LIMS—one that looks at the technology in its broader business context. By doing so, companies can position themselves to not only cut costs, but also use LIMS to help achieve sustainable, far-ranging business results and compete more effectively. In essence, life sciences companies need to develop a more strategic approach to the technology—a perspective that Cimarron has found to be a hallmark of many high performance businesses.

Competitive Strengths within the Industry

When a customer chooses Cimarron Software, they choose a team of experienced and talented individuals who possess deep expertise in the field of molecular biology-related informatics and data management. We pride ourselves on being consultants and solution providers—not as being product developers.

Cimarron's origins date back to the early stages of the genomics and bioinformatics era, and experts in these fields founded the Company specifically to address the need for laboratory information management systems (LIMS) in genomics and proteomics laboratories. The Company was formed in 1995 using technology based on a software design created at the University of Utah Human Genome Center.  Our original aim was to provide customized solutions to meet the rapidly changing challenges of genomics and proteomics laboratories.

Over its history, Cimarron evolved from an existence as a small start-up company developing custom LIMS for a host of biotech and pharmaceutical companies, to a Center of Excellence for a major biotechnology company—Amersham Biosciences (GE Healthcare)—developing Laboratory Workflow Systems (LWS) embedded in and to support their instruments and reagents, and finally returning to our roots to become a dynamic group of experts providing specialized services and customized software to the health-related research community.

Cimarron's client list includes over 30 companies within the biotech, genomics and proteomics, pharmaceutical, and clinical research industries—as well as academic and government labs—in the United States and Europe.  It also includes leading instrument manufacturers (Affymetrix and Amersham Biosciences – now GE Healthcare), for whom Cimarron has developed "embedded" LWS products.

Over our 17 year corporate history we repeatedly have learned an important lesson—that no off-the-shelf system meets any laboratory’s work practices exactly.  The laboratory is either forced to change their work practices to fit the software, or the software must be designed to be flexible enough to allow it to be modified for each implementation.  Another important lesson is that things always change.  Therefore, we have focused our efforts on developing a robust software developer’s kit (SDK) that provides generic adaptable software libraries, data models, and various tools to facilitate the rapid development of laboratory workflow systems that can be readily configured and customized to meet diverse laboratories’ specific needs.

We have used this platform to develop an adaptable specimen tracking workflow system for use in clinical trials.  This clinical trials specimen tracking system adapts to frequent modifications that are made to the study protocol and must do so with virtually no ‘down time’.  This application was never imagined when the platform and data models were conceived.  We believe that our being able to develop this clinical trials application from the platform that was originally intended to support molecular biology laboratories, demonstrates that we were successful in our goal to design a flexible and generic platform.  We were able to achieve this goal by distilling complex laboratory and analysis operations to fundamental and basic concepts, then developing modular and reusable software components to represent these basic concepts.  We then use (configure) and extend (customize) these components as necessary to meet the specific requirements for each custom system.  In addition, we believe that it demonstrates that we can build relevant and effective systems in domains where we have no past experience.

We also distinguish ourselves by being able to adapt quickly to our customers’ specific environment and requirements.  We achieve this adaptability by not being tied to our own products but rather by mastering emerging cutting-edge technologies.  This ability has broadened our expertise by giving us experience with many different applications, instruments, and technologies.

Growth Strategy

While the formulation of strategy should be viewed through the lens of the Company’s growth agenda, ongoing LIMS support and operations should be looked at through the lens of the our customer’s cost control requirements.  Here, different operating models can often reduce ongoing expenses.  For example, many aspects of local LIMS support can be consolidated into regional and global centers—often, in low-cost regions—helping the Company standardize processes, improve service and reduce costs significantly.  This approach can support an overall global supply chain operating model—an important point, since Cimarron has found that such models are common among high-performance businesses. Cimarron has been employing a co-sourcing model, in which responsibility for LIMS is shared with an outside partner.  For example, the life sciences company might retain the development and day-to-day running of the system in-house, while the outsourcing partner takes on process improvement and data management.  For the life sciences company, this model can provide an effective balance of control and cost savings.  For Cimarron it provides an organic model for growing the customer base without over whelming the Company with day-to-day operating issues.

Primary Business Strategy

Core Strategic Vision

Cimarron’s core strategic vision is to make LWS the industry standard for managing laboratory information and data integration.

The LWS achieves this in a technical manner that facilitates the extraction and evaluation of acquired laboratory data to allow customers to gain greater value from their discovery process.

We combine our outstanding domain knowledge with world-class software capability in order to make our business successful.

Quality Objectives

Our objectives are to:
•	Create products that meet our customers’ requirements, and are delivered on time within cost budget.
•	Educate our customers on the high quality and reliability of our systems.
•	Promote our high standards and professionalism to our customers.

All Cimarron employees are expected to:
•	Develop software with the following characteristics:
➢	High quality open systems to provide flexible solutions.
➢	Easily integrated with other software and hardware systems.
➢	Unique feature sets to provide competitive advantage.
➢	Built on common standards (i.e. a single unified LWS Platform).
•	Continuously seek to improve the quality of our systems, products and services.
•	Continuously identify opportunities to improve customer satisfaction and exceed customer expectations.
•	Continuously seek to keep commitments and deliver on time, ultimately reducing time to market.
•	Launch products to the market only after review and approval, and the availability of applicable support.
•	Work in compliance with approved management principles and systems, policies, guidelines and local, legal and regulatory requirements.
•	Promote and maintain a professional and respectful work environment with customers and colleagues.

Sales Model

Cimarron’s sales model is process-orientated and is designed to penetrate vertical opportunities emerging in the life sciences market as these opportunities mature from basic research to the introduction in areas of drug development, clinical diagnostics and therapeutics.

Cimarron follows a five-phase gated process on all projects with its customers. These projects involve a sale of license software followed by a sale of services associated with the use of the licensed software. The Phase 0 and 1 of this process are sales processes.

Attending trade shows targeting these vertical opportunities generates sales leads. Cimarron typically attends these trades as a vendor and exhibits its software.  Phase 0 of the process converts a lead into a potential customer by identifying a customer need that Cimarron’s software and services can provide the solution to. Phase 1 is a feasibility project that demonstrates to the customer and Cimarron that the software and services do indeed provide a timely and cost effective solution to their need. Phase 2 results in a services sale for definition of a detail-implementation plan and specification requirements for the project. Phase 3 results in a software license sale along with additional services. Phase 4 results in software maintenance.

Principal Executive Offices

Our corporate headquarters are located at 30 E. Broadway, Ste. 204, Salt Lake City, Utah, 84111.  Our telephone number is (801) 532-3080.

DESCRIPTION OF PROPERTY

The Company manages all operations from within approximately 1700 square feet of leased space located in an office building at 30 E. Broadway in downtown Salt Lake City, Utah.

MANAGEMENT

The directors and executive officers of the Company are:

Name	Age	Position

David Fuhrman	51	CEO, President, and Chairman of the Board of Directors

Rob Sargent	55	Director

David Fuhrman, CEO and Chairman of the Board of Directors, has over 24 years experience in the analysis, design, and implementation of software systems and solutions. He has demonstrated effective leadership in all phases of Software Development Cycle methodologies. Mr. Fuhrman has vast and diverse experience in creating software products, software systems integrations, and solutions in Genomics, Proteomics, Clinical Diagnostics, Clinical Research Informatics, Laser Optics, and Finance.

Before starting Cimarron, he was a key member of the informatics research team at the University of Utah Human Genome Center, providing leadership and technical insight in database design and software tools that were integrated into the high-throughput DNA Sequencing and Genotyping technologies developed at the Genome Center. Mr. Fuhrman also previously served in positions at TMA Technologies, Unisys Corp., and Wasatch Security Research.

The Company believes that Mr. Fuhrman’s extensive experience in the biotechnology and related industries provides him crucial insight into market opportunities and the nuances of the technology system development process, and that this experience, along with his entrepreneurial spirit, makes him a valuable member of the Company’s Board of Directors.

Rob Sargent, Director, also has over 24 years experience in the analysis, design, and implementation of software systems and solutions in the biotechnology space. Before founding Cimarron with Mr. Fuhrman in 1995, he was a member of a development team at the University of Utah Human Genome Center which developed data models and transformed and implemented several key information systems.  From 2008-2009, Mr. Sargent was a Senior Software Developer at Infopia, Inc., and from 2009 to the present, he has been a Staff Developer at Amerisys, Inc., a biotech company in Salt Lake City, Utah.  Mr. Sargent graduated from the University of British Columbia with a degree in Biology (Genetics option) in 1980.

The Company believes that Mr. Sargent’s extensive information systems experience in the biotechnology industry provides him a firm understanding of the operational needs of the Company, its products and prospects, and that this experience and understanding makes him a valuable member of the Company’s Board of Directors.

None of our directors qualify as “independent” as that term is defined under the applicable rules and regulations of the SEC, meaning that our directors may have business interests in the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  We believe that the members of our executive team are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material income to date.  In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by our board of directors. Further, we are not a "listed company" under SEC rules and thus we are not required to have a compensation committee or a nominating committee.

We do not have any defined policy or procedure requirements for shareholders to submit recommendations or nominations for directors. Our board of directors believes that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to our board of directors and we do not have any specific process or procedure for evaluating such nominees. Our board of directors assesses all candidates, whether submitted by management or shareholders, and makes recommendations for election or appointment.

A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our Chief Executive Officer at the address appearing on the face page of this Prospectus.

Term of Office

Our directors are appointed to hold office until removed from office or until his successor has been elected and qualified in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified.  There are no agreements with respect to the election of Directors.  Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors.  We do not have any standing committees.  Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

None of our Officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

Audit Committee

We do not have an audit committee of the Board of Directors. Management has determined not to establish an audit committee at present because of our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K is beyond our limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Certain Legal Proceedings

No director, nominee for director, or executive officer has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past five years.

Compliance with Section 16(A) Of the Exchange Act.

Upon the effectiveness of this Registration Statement, we intend to file a Form 8-A registration statement under Section 12 of the Securities Exchange Act of 1934, as amended, Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively.  Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

Code of Ethics

The Board of Directors has established a written code of ethics that applies to the Company’s officers. A copy of the Code of Ethics is filed as Exhibit 14.1.

EXECUTIVE COMPENSATION

Summary Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officer for all services rendered in all capacities to our company, or any of its subsidiaries, for the years ended December 31, 2011, 2010, and 2009:

Summary Compensation Table
Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	All Other Compen- sation ($)		Total ($)

David Fuhrman	2011	26,000	52,000	-	-	-	18,861	(1)	96,861
CEO	2010	150,000	24,300	-	-	-	12,490	(2)	186,790
	2009	150,000	118,151	-	-	-	15,632	(3)	283,783

(1) In 2011, the Company paid Mr. Fuhrman’s health insurance in the amount of $13,953, dental insurance in the amount $1,908, and contributed $3,000 to a health savings account for his benefit.
(2) In 2010, the Company paid Mr. Fuhrman’s health insurance in the amount of $12,490.
(3) In 2009, the Company paid Mr. Fuhrman’s health insurance in the amount of $15,632.

Employment Agreements

The Company has no formal employment agreements.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors.  No amounts have been paid to, or accrued to, directors in such capacity during the last three years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of September 12, 2012 for:

●	each of our executive officers and directors;
●	all of our executive officers and directors as a group; and
●	any other beneficial owner of more than 5% of our outstanding Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class

Common Stock	David Fuhrman 15 South 1200 East Salt Lake City, Utah 84102	458,736	31.6%

Common Stock	Rob Sargent (Rare Principle, L.C.) 1951 Logan Avenue Salt Lake City, Utah 84108	291,530	20.1%

Common Stock	Peter Cartwright 1761 Mohawk Circle Salt Lake City, Utah 84108	222,274	15.3%

Common Stock	Andy Marks 2516 Dimple Dell Road Sandy, Utah 84092	177,535	12.2%

Common Stock	Doug Adamson 1371 Farm Meadow Lane Salt Lake City, Utah 847117	174,532	12.0%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of June 30, 2012 and December 31, 2011, the Company has related party notes totaling $590,472 and $560,472, respectively, consisting of $555,472 due to original founders David Fuhrman and Robert Sargent for additional services performed on behalf of the Company. In 2011 and in January 2012, the Company entered into notes payable with a related party, Greener Pastures LLC, owned by David Fuhrman and Robert Sargent, in the amount of $5,000 and $10,000, respectively. In May of 2012, the Company entered into two notes with a related parties David Fuhrman and Steve Fuhrman in the amounts of $11,000 and $9,000, respectively.

Interest expenses on the related party notes payable accrues at a rate of six percent per annum and was $8,564 and $17,155 for the three and six month periods ended June 30, 2012, respectively, and $8,332 and $16,664 for the three and six month periods ended June 30, 2011, respectively.  The interest on the related party notes was recorded as an increase to equity, since the interest amounts are not expected to be paid out, but are being contributed to the Company by primary shareholders.

A customer of the Company, Data in Motion LLC, is also a related party as our president, David Fuhrman, has a 33% ownership stake in it. The Company recorded revenues from this related party of $121,360 and $262,523 (approximately 40% and 51% of total revenue) for the three and six month periods ended June 30, 2012, respectively, and $92,541 and $169,904 (approximately 58% of total revenue) for the three and six month periods ended June 30, 2011, respectively. In addition, the Company had related party accounts receivable for consulting services provided to this entity valued at $130,820 and $134,844 as of June 30, 2012 and December 31, 2011, respectively.  The Company believes that its transactions with the related party have been at arms-length at negotiated prices competitive and commensurate with industry prices.

In the year ended December 31, 2010, the Company entered into an agreement with an entity which is owned by a relative of the president of the Company to provide financial management consulting services.  That entity is Haxton Management, LLC, and it is owned by Steven Fuhrman, the brother of our president.  The agreement states that for each hour of services billed to the Company, the associated fee shall be contributed to the Company.  For the three and six month periods ended June 30, 2012, respectively, the Company recognized contributions of $35,100 and $54,600, respectively, and for the three and six month periods ended June 30, 2011, the Company recognized contributions of $35,100 and $70,200, which were recorded as contributed services recorded as paid in capital.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 10,000,000 shares of Common Stock, no par value per share, 500,000 shares of Series A Preferred Stock, no par value, and 200,000 shares of Series B Preferred Stock, no par value.

Common Stock

As of September 12, 2012, 1,405,322 shares of Common Stock are issued and outstanding.  Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  The presence, in person or by proxy, of shareholders holding at least fifty-one (51%) percent of the shares entitled to vote shall be necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or corporate wind up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

The Company is authorized to issue 500,000 shares of Series A preferred stock with no par value and 200,000 shares of Series B preferred stock with no par value.  As of September 12, 2012 there were 200,119 shares of Series A preferred stock issued and outstanding and no shares of Series B preferred stock issued or outstanding.

Voting rights:  The holder of each share of preferred stock shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock and shall be entitled to vote together with the holders of common stock (in a single voting group) with respect to any question upon which holders of common stock have the right to vote.  The holders of preferred stock shall be entitled to designate directors of the Corporation.

Dividends:   The holders are entitled to receive dividends at a rate of $0.10 per share per annum and $1.90 per share per annum for Series A preferred stock and Series B preferred stock, respectively, payable quarterly if declared by the Board of Directors.  Dividends are non-cumulative.

Liquidation: Upon liquidation, holders of preferred stock are entitled to distribution or payment before any other class of stock.  Holders of the preferred stock shall receive $1.30 per share with respect to the Series A preferred stock and $19.03 per share with respect to the Series B preferred stock, plus declared but unpaid dividends.  Remaining assets are then divided pro rata among the shareholders assuming conversion of the preferred stock into common stock until holders of the Series A preferred stock have received in the aggregate $6.50 per share and holders of the Series B preferred stock have received in the aggregate $38.05 per share.  Any assets remaining thereafter are distributed to the holders of the common stock.

Conversion:  The shares of preferred stock are convertible at any time, at the option of the holder, into shares of common stock at a price equal to $0.83 per share with respect to the Series A preferred stock and $19.03 per share with respect to the Series B preferred stock.  Each share shall automatically convert immediately upon the earlier of the effective date of a registration statement under the Securities Act of 1933, for a firmly underwritten public offering (initial public offering) with a per share price of at least $7.00 and gross proceeds of a least $10 million or more.  The holder of each share of preferred stock shall have the right to one vote for each share of Common Stock into which such preferred stock could then be converted.

Redemption:  The Company may redeem any or all of the then outstanding shares of Series A and Series B preferred stock at the original purchase price, plus declared and unpaid dividends, and including a redemption premium equal to 10% of the of the initial purchase price per annum accrued daily from the initial purchase date to the redemption date.

Warrants

None.

Options

Three employees of the Company currently have stock options for 300,000 shares of common stock.

Registration Expenses

All fees and expenses incident to the registrations will be borne by us whether or not any securities are sold pursuant to a registration statement.

OTC Bulletin Board

Our common stock is not currently traded in the over-the-counter market.  The Company plans to file a Form 211 and to apply for a symbol on the Over-The-Counter Bulletin Board.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 12, 2012, we had outstanding 1,450,322 shares of common stock.

Shares Covered by this Prospectus

All of the 375,715 shares of Common Stock being registered in this offering may be sold without restriction under the Securities Act.

Rule 144

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met.  Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

PLAN OF DISTRIBUTION

The Selling Security Holders will sell the shares from time to time through independent brokerage firms in the over-the-counter market or in private transactions at $0.50 per share, until the shares are quoted on the OTC Bulletin Board, in which case the shares will be sold at market prices prevailing at the time of sale. The Selling Security Holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this prospectus is declared effective by the Commission;
•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at the stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

Upon our being notified in writing by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of our common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Security Holders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Security Holder and/or the purchasers. Each Selling Security Holder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such Selling Security Holder’s business and, at the time of its purchase of such securities such Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Security Holder that it may not use shares registered on this prospectus to cover short sales of our common stock made prior to the date on which this prospectus shall have been declared effective by the Commission. If a Selling Security Holder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Security Holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations there under promulgated, including, without limitation, Regulation M, as applicable to such Selling Security Holders in connection with resales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of our common stock. We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

We are not presently a party to any litigation, nor to our knowledge and belief is any litigation threatened or contemplated.

The validity of the common stock being offered by this prospectus will be passed upon for us by Vincent & Rees, of Salt Lake City, Utah, which has acted as our counsel in connection with this offering.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

TRANSFER AGENT

The transfer agent and registrar for our Common Stock is Action Stock Transfer Corporation.  It is located at 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121.  Its phone number is (801) 274-1088.  Its facsimile number is (801) 274-1099.  Its e-mail is justblank2000@yahoo.com.  Its website is www.actionstocktransfer.com.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof.  Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement.

We will also be subject to the informational requirements of the Exchange Act upon the registration statement’s effectiveness, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

CIMARRON SOFTWARE, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders’ and the Board of Directors

Cimarron Software, Inc.

We have audited the accompanying balance sheets of Cimarron Software, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cimarron Software, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred substantial losses from operations causing negative working capital. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, UT
May 14, 2012

CIMARRON SOFTWARE, INC.
BALANCE SHEETS
DECEMBER 31, 2011 AND 2010

	December 31, 2011	December 31, 2010
ASSETS
Current Assets
Cash and Cash Equivalents	$47,851	$121,519
Investments	18,290	18,290
Accounts Receivable	42,630	61,750
Accounts Receivable – Related Party	134,844	68,893
Loans Receivable – Related Party	-	822
Prepaid Expenses	342	4,046
Total Current Assets	243,957	275,320

Property and Equipment, Net	9,830	3,402
Total Assets	$253,787	$278,722

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts Payable	$38,701	$13,194
Accrued Expenses	27,825	65,261
Accrued Expenses-Related Party	-	58,500
Notes Payable - Related Party	560,472	555,472
Deferred Revenue	24,477	20,074
Lease Payable-Short Term	3,472	1,458
Total Current Liabilities	654,947	713,959
Non Current Liabilities
Lease Payable-Long Term	3,830	1,944
Total Liabilities	658,777	715,903

Stockholders' Deficit

Preferred Stock, no par value, 500,000 shares Series A and 200,000 shares Series B authorized. 200,119 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	200,119	200,119

Common Stock, no par value, 10,000,000 shares authorized. 1,450,322 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	86,033	86,033
Paid in Capital	13,226,209	13,055,705
Accumulated Deficit	(13,917,351)	(13,779,038)
Total Stockholders' Deficit	(404,990)	(437,181)
Total Liabilities and Stockholders' Deficit	$253,787	$278,722

See accompanying notes to financial statements

CIMARRON SOFTWARE, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	For the years ended December 31,
	2011	2010
Service Revenue	$267,675	$389,728
Service Revenue - Related Party	432,080	297,045
Total Service Revenue	699,755	686,773
Cost of Services	210,597	349,361
Cost of Services - Related Party	339,944	266,278
Total Cost of Services	550,541	615,639
Gross Profit	149,214	71,134
General and Administrative Costs	159,653	86,877
Professional Fees-Related Party	63,101	256,900
Professional Fees	30,964	5,691
Loss from Operations	(104,504)	(278,334)
Interest Expense	34,274	33,947
Interest Income	-	(2,205)
Other Income	(580)	(8,832)
Loss from Continuing Operations Before Income Taxes	(138,198)	(301,244)
Income Tax - Current	115	115
Net Loss	$(138,313)	$(301,359)
Net Loss per Common Share - Basic and Diluted	$(0.10)	$(0.21)
Weighted Average Shares Outstanding - Basic and Diluted	1,450,322	1,450,322

See accompanying notes to financial statements

CIMARRON SOFTWARE, INC.
STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	Preferred Stock		Common Stock		Additional Paid in	Accumulated	Total Stockholders' Equity/
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
December 31, 2009	200,119	200,119	1,450,322	86,033	12,909,077	(13,477,679)	(282,450)

Net Loss						(301,359)	(301,359)
Contributed Services -- Related Party					113,300		113,300
Imputed Interest on
Related Notes Payable					33,328		33,328

December 31, 2010	200,119	200,119	1,450,322	86,033	13,055,705	(13,779,038)	(437,181)

Net Loss						(138,313)	(138,313)
Contributed Services -- Related Party					140,400		140,400
Compensation related to
stock option grants					600		600
Imputed Interest on
Related Notes Payable					29,504		29,504

December 31, 2011	200,119	200,119	1,450,322	86,033	13,226,209	(13,917,351)	(404,990)

See accompanying notes to financial statements

CIMARRON SOFTWARE, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	For the the years ended December 31,
	2011	2010

Cash Flows from Operating Activities:
Net Loss	$(138,313)	$(301,359)
Adjustments to Reconcile Net Loss to Net Cash From Operating Activites:
Depreciation Expense	3,100	972
Contributed Services - Related Party	140,400	113,300
Stock Compensation	600
Gain on Sale of Investments	-	(6,964)
Inputed Interest on Related Party Notes Payable	29,504	33,328

Changes in:
Accounts Receivable	19,120	(41,750)
Accounts Receivable - Related Party	(65,952)	(68,893)
Loans Receivable - Related Party	822	109,143
Prepaid Expense	3,704	(3,780)
Accounts Payable	25,507	12,164
Accrued Expenses	(37,436)	59,459
Accrued Expenses - Related Party	(58,500)	58,500
Notes Payable - Related Party	-	150,000
Deferred Revenue	4,403	(619,458)
Net Cash Used in Operating Actvities	(73,041)	(505,338)

Cash Flows from Investing Activities:
Purchase of Equipment	(9,527)	-
Proceeds from Sale of Investments	-	163,394
Purchase of Investments	-	(174,720)
Net Cash Provided by Investing Activities	(9,527)	(11,326)

Cash Flows from Financing Activities:
Issuance of Lease Payable	6,169	-
Repayment of Lease Payable	(2,269)	(972)
Issuance of Notes Payable - Related Parties	5,000	-
Payments on Notes Payable - Related Parties	-	(22,100)
Net Cash Provided by (Used in) Financing Activities	8,900	(23,072)

Net Decrease in Cash and Cash Equivalents	(73,668)	(539,736)

Cash and Cash Equivalents, Beginning of Period	121,519	661,255
Cash and Cash Equivalents, End of Period	$47,851	$121,519
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$847	$619
Income Taxes	$100	$100
Non-cash financing activities:
Capital contributions made in lieu of payment for services rendered by related party	$62,400	$113,300
Capital contributions made in lieu of payment for services rendered by an Officer of the Company	$78,000	$-

See accompanying notes to financial statements

Note 1. The Company

The Company and Nature of Business

Cimarron Software, Inc., (the Company) was incorporated under the laws of the State of Utah on February 9, 1995, and is primarily a developer and distributor of customized computer software for use in medical research.

Basis of Presentation

These financial statements have been prepared to reflect the financial position, results of operations and cash flows of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Note 2. Summary of Significant Accounting Policies

Variable Interest Entity

The Company has analyzed its relationships with third parties to determine if it has an explicit or implicit interest in another entity which may be considered a Variable Interest Entity (VIE). An implicit variable interest exists between the Company and another entity which contracts with the Company to provide software programming to their end customer. This entity is majority owned by the majority shareholder and Chairman of the Company and a relative of the Chairman, though no financial support is provided by the Company to this entity.  An entity that has a controlling financial interest in a VIE is referred to as the primary beneficiary and consolidates the VIE. A Corporation is deemed to have a controlling financial interest and is the primary beneficiary of a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.  The Company does not have the obligation to absorb losses or the right to receive benefits that are significant to the VIE.  Based on the Company’s assessment, it neither is the primary beneficiary of nor has a controlling financial interest in a VIE. Accordingly, no VIE has been consolidated by the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at  the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consists primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses when necessary, which, when realized, have been within the range of management’s expectations.  As of December 31, 2011, 100% of the accounts receivable balance resulted from two entities, one of which is a related party.  As of December 31, 2010, 94% of the accounts receivable resulted from two entities, one of which is a related party.  Historically, the Company has not experienced significant credit losses on such receivables.  No bad debt was recorded in 2011 or 2010.  During the year ended December 31, 2011, 89% of the revenues resulted from two entities, one of which is a related party.  During the year ended December 31, 2010, 77% of the revenues resulted from two entities, one of which is a related party.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with an original maturity of three months or less.  As of December 31, 2011 and 2010, the Company’s cash balances were within the FDIC insurance coverage limits.

Revenue Recognition

Revenues from contracts for non-technology integration consulting services with fees based on time and materials are recognized as the services are performed and amounts are earned in accordance with the Securities and Exchange Commission (the “SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), as amended by SAB No. 104, “Revenue Recognition” (“SAB 104”). The Company considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable, and collectability is reasonably assured. In such contracts, the Company’s efforts, measured by time incurred, typically represent the contractual milestones or output measure, which is the contractual earnings pattern. For non-technology integration consulting contracts with fixed fees, the Company recognizes revenues as amounts become billable in accordance with contract terms, are consistent with the services delivered, and are earned.

Revenues from contracts for technology integration consulting services where the Company designs/redesigns, builds and implements new or enhanced systems applications and related processes for its clients are recognized on the percentage-of-completion method, which involves calculating the percentage of services provided during the reporting period compared to the total estimated services to be provided over the duration of the contract. This method is followed where reasonably dependable estimates of revenues and costs can be made. Estimates of total contract revenues and costs are continuously monitored during the term of the contract, and recorded revenues and costs are subject to revision as the contract progresses. Such revisions may result in increases or decreases to revenues and income and are reflected in the financial statements in the periods in which they are first identified. If the Company’s estimates indicate that a contract loss will occur, a loss provision is recorded in the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract and are included in cost of services and classified in accrued expenses.  There were no uncompleted contracts for technology integration consulting services as of December 31, 2011 and 2010.

Revenues for contracts with multiple elements are allocated based on the lesser of the element’s relative fair value or the amount that is not contingent on future delivery of another element. If the amount of non-contingent revenues allocated to a delivered element accounted for under the percentage-of-completion method of accounting is less than the costs to deliver such services, then such costs are deferred and recognized in future periods when the revenues become non-contingent. Fair value is determined based on the prices charged when each element is sold separately. Elements qualify for separation when the services have value on a stand-alone basis, fair value of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in the Company’s control. While determining fair value and identifying separate elements require judgment, generally fair value and the separate elements are readily identifiable as the Company also sells those elements unaccompanied by other elements.

Revenue related to product maintenance contracts is recognized on a straight-line basis over the delivery period. The maintenance contracts are generally one year in length. Maintenance fee revenue has been calculated for any portion allocable to the current year with the balance remaining as deferred revenue.  The net unamortized deferred maintenance fees were $24,477 and $20,074 at the years ended December 31, 2011 and 2010, respectively.

Revenues include billings for travel and other out-of-pocket expenses prior to reimbursements to the employee by the Company.

The Company reports revenue net of any revenue-based taxes assessed by governmental authorities that are imposed on and concurrent with specific revenue-producing transactions.

Accounts Receivable/Allowance for Doubtful Accounts

The Company records its client receivables and unbilled services at their face amounts less allowances. On a periodic basis, the Company evaluates its receivables and unbilled services and establishes allowances based on historical experience and other currently available information. As of December 31, 2011 and 2010, management determined there was no need to establish an allowance for doubtful accounts because there had been little history of nonpayment or indicators of credit risk, such as bankruptcy.

Fair Values of Financial Instruments

The fair value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and note payables approximate the carrying amount due to the short duration of these accounts.

Short term investments

The Company classifies its short term investments as trading securities and reports them at fair value. The Company realized net short-term capital gains of $0 and $6,964 during 2011 and 2010, respectively, and reported them under the other income category of the Statement of Operations.

Property, Equipment and Depreciation

Property and equipment are stated at cost less accumulated depreciation. Assets are depreciated using the straight-line method over the estimated useful lives ranging from five to seven years. Maintenance and repairs are charged to operating expenses as incurred. Upon sale or other disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to operating income.

Stock-based Compensation

The Company has adopted ASC 718, which requires the Company to measure compensation expense for the issuance of share-based awards at fair value and recognize compensation expense over the service period for awards expected to vest. The fair value of stock options was determined at the grant dates using the Black-Scholes option-pricing model. The Company uses historical data of peer companies with observable inputs with a similar size and in a similar industry. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results could differ from estimates, such amounts will be recorded as an adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results may differ substantially from these estimates.

Net Loss Per Common Share

Basic loss per common share is based on the net loss divided by weighted average number of common shares outstanding.  Diluted income or loss per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method.  As the Company has a loss for the years ended December 31, 2011 and 2010, any potentially dilutive shares are anti-dilutive and are thus not included into the earnings per share calculation.  The Company had 500,119 common stock equivalents outstanding as of December 31, 2011 and 2010, that were excluded from the computation of diluted earnings per share as they are anti-dilutive.

Income Taxes

The Company accounts for income taxes under ASC 740. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is "more likely than not" that some component or all of the benefits of deferred tax assets will not be realized.

ASC 740 clarifies the accounting and disclosure for uncertainty in tax positions, as defined. ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company is subject to the provisions of ASC 740 and has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption.

 Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company sustained losses of $138,313 and $301,359 for the years ended December 31, 2011 and 2010, respectively.  As of December 31, 2011 and 2010, the Company had an accumulated deficit of $13,917,351 and $13,779,038, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain or replace present financing, to acquire additional capital from investors, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

The Company intends to continue to serve its customers as a developer and distributor of customized computer software used in computer research.  The Company intends to focus on raising additional capital and finding additional avenues to distribute its software.  To the extent that any such financing involves the sale of our equity, our current stockholders could be substantially diluted. There is no assurance that the Company will be successful in achieving any or all of these objectives.

Note 3. Related Party Transactions

Notes Payable – Related Party consists of balances due to original founders David Fuhrman and Robert Sargent, for additional services performed on behalf of the Company subsequent to the termination agreement with a prior parent company.  Through December 31, 2008, the amounts were originally recorded as salary expense, with a corresponding entry to deferred salary payable. As of December 31, 2008, the combined balance in the liability account was $369,212. The balance at December 31, 2008 was reassigned, in 2009, to a note payable to an entity founded by the president of the Company.  The note payable to this entity increased by $150,000 in both 2010 and 2009, for accrued business management services. In addition, payments made by the Company directly to the Company president on behalf of this entity in 2010 and 2009 have been offset against the note payable.

The Company received an additional $3,000 from Robert Sargent and $2,000 from a related company in 2011.  Interest expenses on the related party notes payable accrues at a rate of six percent per annum and was $29,504 and $33,328 for the twelve months ended December 31, 2011 and 2010, respectively.  The interest on the related party notes was recorded as an increase to equity, since the interest amounts are not expected to be paid out, but are being contributed to the Company by primary shareholders.

Balance December 31, 2009	$427,572
Add: 2010 Accrual	150,000
Less 2010 Payments	(22,100)

Balance December 31, 2010	$555,472
Add: 2011 Accrual	5,000
Less 2011 Payments	-

Balance December 31, 2011	$560,472

A customer of the Company is also a related party. The Company recorded revenues from this entity of approximately $432,000 (approximately 62% of total revenue) and $297,000 (approximately 43% of total revenue) in 2011 and 2010, respectively (See Note 2).

The Company recorded a related party accounts receivable for consulting services provided to this entity amounting to $134,844 and $68,893 as of December 31, 2011 and 2010, respectively.

In 2010, this entity entered into an agreement with CCC Insurance and Premium Financing for an Errors and Omissions policy for the period October 21, 2010 to October 20, 2011. Cimarron is an additional insured on the policy, and is allocated 50% of the expense from the policy.  The Company is making the payments for the policy on the entity’s behalf, and has billed the entity for a portion of the expense, with an additional balance due from this entity of $822 as of December 31, 2010 which was paid in 2011.  The Company did not renew the policy after October 20, 2011.

In the year ended December 31, 2010, the Company entered into an agreement with an entity which is owned by a relative of the president of the Company to provide financial management consulting services.  The agreement states that for each hour of services billed to the Company, the associated fee shall be contributed to the Company.  For the years ended December 31, 2011 and 2010, the Company recognized contributions of $62,400 and $113,300, respectively which were recorded as contributed services recorded as paid in capital.  Additionally, the Company recognized services contributed by the president of the Company in the amount of $78,000 and $0 for a total of $140,400 and $113,300 of contributed services for the years ended December 31, 2011 and 2010, respectively.

In 2010, this entity was hired to perform IT consulting services for the Company’s system implementation project. A vendor invoice from this entity dated January 5, 2011, in the amount of $58,500, was accrued in 2010 expenses as the work was performed in 2010 by this entity’s personnel and the payment was received in 2011.

Note 4. Leases

The Company entered into a sub-lease agreement with a related party in November, 2010 for commercial office space located at 30 East Broadway, Suite 204, Salt Lake City, UT, 84111.  The terms of the verbal agreement is month to month with monthly payments of $2,372.  During the year ended December 31, 2011, the Company paid sub-lease or rent payments in the amount of $28,363.

The Company leased certain machinery and equipment in 2011 and 2010 under an agreement that is classified as a capital lease. The cost of equipment under capital leases is included in the balance sheets as property and equipment and was $10,543 and $4,374 at December 31, 2011 and 2010, respectively.  Accumulated depreciation of the leased equipment at December 31, 2011 and 2010 was $3,326 and $972, respectively.

The future minimum lease payments required under the capital lease and the present value of the net minimum lease payments as of December 31, 2011 are as follows:

	Year Ending December 31,	Amount
	2012	$4,793
	2013	3,634
	2014	1,890

Total Minimum Lease Payments		10,317
Less: Amount Representing Interest		(3,015)
Present Value of Minimum Lease Payments		7,302
Less: Current Maturities of Capital Lease Obligations		(3,472)
Long-Term Capital Lease Obligations		$3,830

Note 5. Property and Equipment

Property and equipment consist of the following:

	December 31, 2011	December 31, 2010
Computer Equipment	$53,364	$43,836
Office Equipment	37,762	37,762
Less: Accumulated Depreciation	(81,296)	(78,196)
Net Property and Equipment	$9,830	$3,402

Depreciation expense of $3,100 and $972 was recorded for the years ended December 31, 2011 and 2010, respectively.

Note 6. Income Taxes

The Company’s provision for income taxes was $115 and $115 for the years ended December 31, 2011 and 2010 respectively since the Company incurred net operating losses which have a full valuation allowance through December 31, 2011.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a full valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is calculated by multiplying a 34% marginal tax rate by the cumulative Net Operating Loss (“NOL”) of $11,947,341. The total valuation allowance is equal to the total deferred tax asset.

The provision for income taxes consists of the following:

	2011	2010
Current Taxes	$115	$115
Deferred Tax Benefit	-	(88,492)
Benefits of Operating Loss
Carryforwards	-	88,492
Income Tax Provision	$115	$115

For the years ended December 31, 2011 and 2010, the Company had taxable income (losses) of $33,772 and ($301,244), respectively.  Due to the net operating loss carryforwards as of December 31, 2011, and the uncertainty of the realization of the tax asset arising from those losses, no tax benefit or deferred tax asset has been recorded.

As of December 31, 2011, the Company’s available unused net operating loss carryforwards that may be applied against future taxable income expire as follows:

Year of Expiration	Net Operating Loss Carryforwards
2021	$102,584
2022	3,486,847
2023	6,511,107
2024	1,252,369
2025	-
Thereafter up to 2030	594,434
Total	$11,947,341

The Company has filed income tax returns in the US. The years ended December 31, 2011, 2010, and 2009 are open for examination.

The tax effects of temporary differences that give rise to significant portions of the deferred tax asset at December 31, 2011 and 2010 are summarized below.

	2011	2010
Noncurrent Deferred Tax Assets	$-	$-
Net Operating Losses	4,456,358	4,073,578
Total Deferred Tax Assets	4,456,358	4,073,578

Less: Valuation Allowance	(4,456,358)	(4,073,578)

Net Deferred Tax Assets	-	-

Deferred Tax Liabilities	-	-

Net Deferred Taxes	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rates of 34% to pretax income from continuing operations for the years ended December 31, 2011 and 2010 due to the following:

	2011	2010
Expected US Income Tax
(Benefit) on Consolidated	$(46,990)	$(88,492)
Effects of:
State Taxes, net of	(4,495)	100
Nondeductible expenses	64,182	-
Tax-exempt income	-	-
Change in Valuation Allowance	(12,597)	88,492
Other, net	15	15
	$115	$115

Uncertain Tax Positions

The Company has evaluated for uncertain tax positions and determined that any required adjustments would not have a material impact on the Company’s balance sheets, statements of operations, or cash flows.

Note 7. Stock-based Compensation

The Company reserved for issuance an aggregate of 700,000 shares of common stock under the 2004 Stock Incentive Plan (“the Plan”) that was adopted in April of 2005. During 2005, 300,000 of the reserved shares were issued to Mr. Fuhrman and Mr. Sargent as compensation for services performed in 2005.  The remaining 400,000 shares under the Plan were reserved for issuance as stock options to employees of the Company.  On December 21, 2010, 300,000 stock options were granted to key employees under the Plan at an exercise price of $0.01 per share.

The fair value of each option granted under the Plan is estimated on the date of grant, using the Black-Scholes option pricing model, based on the following weighted average assumptions:

Expected	7.5 Years
Expected stock price volatility	56.08%
Expected dividend yield	0%
Risk-free interest rete	2.71%

The risk-free interest rate is based upon the U.S. Treasury yield curve at the time of grant for the respective expected term of the option. The expected term (estimated period of time outstanding) of options was estimated using the simplified method for each option under ASC 718-10-S99-1 with the expected term equal to the weighted average of the vesting period and the expiration period.  The Company was unable to rely on historical exercise data due to insufficient historical exercise data. The simplified method was applied to all options for all periods presented. The expected volatility of the Company’s options was calculated using historical data of comparable companies in the Company’s industry since the Company has no or limited data from which to derive its historical volatility. Expected dividend yield was not considered in the option pricing formula since the Company does not pay dividends and has no plans to do so in the future. If actual periods of time outstanding and rate of forfeitures differs from the expected rates, the Company may be required to make additional adjustments to compensation expense in future periods.

Stock based compensation expense related to stock options was $600 and $0 for the year ended December 31, 2011 and 2010, respectively.  The total unrecognized compensation cost related to stock options expected to vest was $2,400 as of December 31, 2011, which is expected to be recognized over a weighted average period of 5 years.

A summary of the status of the Company’s stock option plans as of December 31, 2011 and 2010 and the changes during the period are presented below:

	2011	2010
Unexercised options, beginning of year	300,000	-
Stock options issued during the year	-	300,000
Stock Options expired	-	-
Stock Options exercised	-	-
Unexercised options, end of year	300,000	300,000
Vested options, end of year	300,000	300,000

The weighted average grant date fair value for the options presented above is $0.01.

The following table summarizes information about the stock options as of December 31, 2011:

Outstanding Options
Wtd. Avg.
Range of		Remaining	Wtd. Avg.	Aggregate
Exercise		Contractual	Exercise	Intrinsic
Prices	Shares	Life (years)	Prices	Value
$0.01	300,000	9.0	$0.01	$-

Aggregate intrinsic value represents the fair market value of the Company’s common stock price at December 31, 2011 in excess of the weighted average exercise price multiplied by the number of options outstanding or exercisable.

Note 8. Fair Value of Financial Instruments

ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, accounts payable, accrued expenses and note payables, approximate their fair market value based on the short-term maturity of these instruments.

Assets and liabilities measured at fair value on a recurring and nonrecurring basis at December 31, 2011:

	Level 1	Level 2	Level 3	Total Carrying Value
Short-term in investments	$18,290	$-	$-	$18,290

Assets and liabilities measured at fair value on a recurring and nonrecurring basis at December 31, 2010:

	Level 1	Level 2	Level 3	Total Carrying Value
Short-term in investments	$18,290	$-	$-	$18,290

During the years ended December 31, 2011 and 2010, there were no significant measurements of assets or liabilities at fair value (as defined in ASC 820-10-20) on a nonrecurring basis subsequent to their initial recognition.

Note 9.  Preferred Stock

The Company is authorized to issue 500,000 shares of Series A preferred stock with no par value and 200,000 shares of Series B preferred stock with no par value.  As of December 31, 2011 and 2010 there were 200,119 shares of Series A preferred stock issued and outstanding and no shares of Series B preferred stock issued or outstanding.

On November 26, 1996, The Company issued 500,000 shares of Series A preferred stock having no par value, for gross proceeds of $500,000.  On September 24, 1999, the Company issued 183,951 shares of Series B preferred stock having no par value, for gross proceeds of $3,500,000.  On February 2, 2005, the Company purchased 299,881 and 183,951 shares of Series A preferred stock and Series B preferred stock, respectively, in conjunction with the repurchase of shares held by a former investor for gross proceeds of $1.00 and retired the shares.  The shares have the following rights:

Voting rights:  The holder of each share of preferred stock shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock and shall be entitled to vote together with the holders of common stock (in a single voting group) with respect to any question upon which holders of common stock have the right to vote.  The holders of preferred stock shall be entitled to designate directors of the Corporation.

Liquidation: Upon any liquidation, holders of preferred stock are entitled to distribution or payment before any other class of stock.  The per share liquidation value on any date is equal to $1.30 per share with respect to the Series A preferred stock and $19.03 per share with respect to the Series B preferred stock, plus declared but unpaid dividends.  Remaining assets are then divided pro rata among the shareholders assuming conversion of the preferred stock into common stock until holders of the Series A preferred stock have received in the aggregate $6.50 per share and holders of the Series B preferred stock have received in the aggregate $38.05 per share.  Any assets remaining thereafter are distributed to the holders of the common stock.

Dividends:   The holders are entitled to receive dividends at a rate of $.10 per share per annum and $1.90 per share per annum for Series A preferred stock and Series B preferred stock, respectively, payable quarterly only when and if declared by the Board of Directors.  Dividends are non-cumulative.

Conversion:  The shares of preferred stock are convertible at any time, at the option of the holder, into shares of common stock at a price equal to $0.83 per share with respect to the Series A preferred stock and $19.03 per share with respect to the Series B preferred stock.  Each share shall automatically convert immediately upon the earlier of the effective date of a registration statement under the Securities Act of 1933, for a firmly underwritten public offering (initial public offering) with a per share price of at least $7.00 and gross proceeds of a least $10 million or more.  The holder of each share of preferred stock shall have the right to one vote for each share of Common Stock into which such preferred stock could then be converted.

Redemption:  The Company may redeem any or all of the then outstanding shares of Series A and Series B preferred stock at the original purchase price, plus declared and unpaid dividends, and including a redemption premium equal to 10% of the of the initial purchase price per annum accrued daily from the initial purchase date to the redemption date.

The Company has neither declared nor paid dividends during the years ended December 31, 2011 and 2010.

CIMARRON SOFTWARE, INC.
CONDENSED BALANCE SHEETS
(Unaudited)

	6/30/2012	12/31/2011
ASSETS
Current Assets
Cash and Cash Equivalents	$174,661	$47,851
Investments	-	18,290
Accounts Receivable	66,733	42,630
Accounts Receivable – Related Party	130,820	134,844
Prepaid Expenses	1,555	342
Total Current Assets	373,769	243,957

Property and Equipment, Net	7,683	9,830

Total Assets	$381,452	$253,787

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts Payable	$17,228	$38,701
Accrued Expenses	10,715	27,825
Notes Payable - Related Party	590,472	560,472
Deferred Revenue	32,425	24,477
Lease Payable-Short Term	3,355	3,472
Total Current Liabilities	654,195	654,947

Non Current Liabilities
Lease Payable-Long Term	2,014	3,830

Total Liabilities	656,209	658,777

Stockholders' Deficit
Preferred Stock, no par value,
500,000 shares Series A and 200,000 shares Series B authorized.
200,119 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	200,119	200,119
Common Stock, no par value,
10,000,000 shares authorized.
1,450,322 shares issued and outstanding as of June 30, 2011 and December 31, 2011, respectively	86,033	86,033
Paid in Capital	13,298,264	13,226,209
Accumulated Deficit	(13,859,173)	(13,917,351)
Total Stockholders' Deficit	(274,757)	(404,990)

Total Liabilities and Stockholders' Deficit	$381,452	$253,787

See accompanying notes to condensed financial statements

CIMARRON SOFTWARE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

Service Revenue	$183,328	$66,646	$250,602	$121,695
Service Revenue - Related Party	121,360	92,541	262,523	169,904
Total Service Revenue	304,688	159,187	513,125	291,599

Cost of Services	61,033	57,582	126,435	101,570
Cost of Services - Related Party	75,828	79,957	178,380	141,806
Total Cost of Services	136,861	137,539	304,815	243,376

Gross Profit	167,827	21,648	208,310	48,223

General and Administrative Costs	37,297	48,339	71,341	86,773
Professional Fees-Related Party	15,818	15,776	36,162	31,561
Professional Fees	13,479	2,800	25,652	2,800

Income (Loss) from Operations	101,233	(45,267)	75,155	(72,911)

Interest Expense	9,048	8,534	17,983	17,014
Interest Income	-	-	-	-
Other (Income) Loss	-	(140)	(1,003)	(280)
Income (Loss) from Continuing Operations
Before Income Taxes	92,185	(53,661)	58,175	(89,645)

Income Tax - Current	(3)	60	(3)	75

Net Income (Loss)	$92,188	$(53,721)	$58,178	$(89,720)

Net Income (Loss) per Common Share - Basic	$0.06	$(0.04)	$0.04	$(0.06)

Net Income (Loss) per Common Share - Diluted	$0.05	$(0.04)	$0.03	$(0.06)

Weighted Average Shares Outstanding - Basic	1,450,322	1,450,322	1,450,322	1,450,322

Weighted Average Shares Outstanding - Diluted	1,950,441	1,450,322	1,950,441	1,450,322

See accompanying notes to condensed financial statements

CIMARRON SOFTWARE, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended June 30,
	2012	2011
Cash Flows from Operating Activities:
Net Income (Loss)	$58,178	$(89,720)
Adjustments to Reconcile Net Income (Loss) to Net Cash From Operating Activites:
Depreciation Expense	2,317	1,062
Contributed Services - Related Party	54,600	70,200
Stock Compensation	300	300
Gain on Sale of Investments	(833)	-
Inputed Interest on Related Party Notes Payable	17,155	16,664
Changes in:
Accounts Receivable	(24,103)	9,853
Accounts Receivable - Related Party	4,024	23,989
Loans Receivable - Related Party	-	822
Prepaid Expense	(1,213)	2,047
Accounts Payable	(21,473)	(5,203)
Accrued Expenses	(17,110)	(57,695)
Accrued Expenses - Related Party	-	(58,500)
Deferred Revenue	7,948	10,553
Net Cash Provided by (Used in) Operating Actvities	79,790	(75,628)

Cash Flows from Investing Activities:
Purchase of Equipment	(170)	-
Proceeds from Sale of Investments	19,123	-
Purchase of Investments	-	(5,984)
Net Cash Provided by (Used in) Investing Activities	18,953	(5,984)

Cash Flows from Financing Activities:
Issuance of Lease Payable	-	2,625
Repayment of Lease Payable	(1,933)	(844)
Issuance of Notes Payable - Related Parties	30,000	(0)
Net Cash Provided by Financing Activities	28,067	1,781

Net increase (decrease) in Cash and Cash Equivalents	126,810	(79,830)

Cash and Cash Equivalents, Beginning of Period	47,851	121,519

Cash and Cash Equivalents, End of Period	$174,661	$41,689

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-
Income Taxes	$-	$-
Non-cash financing activities:
Capital contributions made in lieu of payment for services rendered by related party	$15,600	$31,200
Capital contributions made in lieu of payment for services rendered by an Officer of the Company	$38,800	$39,000

See accompanying notes to condensed financial statements

CIMARRON SOFTWARE, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
UNAUDITED

Note 1 - Organization and Summary of Significant Accounting Policies

The Company and Nature of Business

Cimarron Software, Inc., (the Company) was incorporated under the laws of the State of Utah on February 9, 1995, and is primarily a developer and distributor of customized computer software for use in medical research.

Basis of Presentation

The condensed interim financial information of the Company as of June 30, 2012 and for the three and six month periods ended June 30, 2012 and 2011 is unaudited, and the balance sheet as of December 31, 2011 is derived from audited financial statements. The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial statements. Accordingly, they omit or condense footnotes and certain other information normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles. In the opinion of management, all adjustments that are necessary for a fair presentation of the financial information for the interim periods reported have been made. All such adjustments are of a normal recurring nature. The results of operations for the three and six month ended June 30, 2012 are not necessarily indicative of the results that can be expected for the entire year ending December 31, 2012. The unaudited financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's S-1 form for the year ended December 31, 2011.

Note 2 - Related Party Transactions

Notes Payable – Related Party consists of balances due to original founders David Fuhrman and Robert Sargent, for additional services performed on behalf of the Company.  As of June 30, 2012 and December 31, 2011, the Company has related party notes totaling $590,472 and $560,472, respectively. In May 2012, the Company entered into two notes with related parties in the amounts of $11,000 and $9,000. In January 2012, the Company entered into a note payable with a related party in the amount of $10,000.

Interest expenses on the related party notes payable accrues at a rate of six percent per annum and was $8,564 and $17,155 for the three and six month periods ended June 30, 2012 respectively, and $8,332 and $16,664 for the three and six month periods ended June 30, 2011, respectively. The interest on the related party notes was recorded as an increase to equity, since the interest amounts are not expected to be paid out, but are being contributed to the Company by primary shareholders.

A customer of the Company is also a related party. The Company recorded revenues from this related party of $121,360 and $262,523 (approximately 40% and 51% of total revenue) for the three and six month periods ending June 30, 2012, respectively, and $92,541 and $169,904 (approximately 58% of total revenue) for the three and six month periods ended June 30, 2011, respectively. In addition, the Company had related party accounts receivable for consulting services provided to this entity valued at $130,820 and $134,844 as of June 30, 2012 and December 31, 2011, respectively.

CIMARRON SOFTWARE, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
UNAUDITED

In the year ended December 31, 2010, the Company entered into an agreement with an entity which is owned by a relative of the president of the Company to provide financial management consulting services. The agreement states that for each hour of services billed to the Company, the associated fee shall be contributed to the Company. The Company recognized contributions of $35,100 and $54,600 for the three and six month periods ended June 30, 2012, respectively, and $35,100 and $70,200 for the three and six month periods ended June 30, 2011, respectively, which were recorded as contributed services recorded as paid in capital.

Note 3 - Capital Stock

The Company is authorized to issue 500,000 shares of Series A preferred stock with no par value and 200,000 shares of Series B preferred stock with no par value. As of June 30, 2012 and December 31, 2011 there were 200,119 shares of Series A preferred stock issued and outstanding and no shares of Series B preferred stock issued or outstanding.
The Company has neither declared nor paid dividends during the periods ended June 30, 2012 and December 31, 2011.

Note 4 – Fair Value of Financial Instruments

The fair value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and note payables approximate the carrying amount due to the short duration of these accounts.

Note 5- Loss per Share

Basic loss per common share is based on the net loss divided by weighted average number of common shares outstanding. Diluted income or loss per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method. As the Company has a loss for the periods ended June 30, 2011, any potentially dilutive shares are anti-dilutive and are thus not included into the earnings per share calculation. The Company had 500,119 common stock equivalents outstanding as of June 30, 2012 and 2011. These shares were excluded from the computation of diluted earnings per share in 2011 as they are anti-dilutive.

CIMARRON SOFTWARE, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
UNAUDITED

Note 6 - Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.As of June 30, 2012 and December 31, 2011, the Company had an accumulated deficit of $13,859,173 and $13,917,351, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain or replace present financing, to acquire additional capital from investors, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

The Company intends to continue to serve its customers as a developer and distributor of customized computer software used in computer research. The Company intends to focus on raising additional capital and finding additional avenues to distribute its software. To the extent that any such financing involves the sale of our equity, our current stockholders could be substantially diluted. There is no assurance that we will be successful in achieving any or all of these objectives.

Note 7 - Subsequent Events

The Company has evaluated subsequent events from the balance sheet date and has concluded that no recognized or nonrecognized subsequent events have occurred since June 30, 2012.

Cimarron Software, Inc.

375,715 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES WHETHER OR NOT PARTICIPATING IN THIS OFFERING MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

 INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$22
Transfer Agent Fees	5,000
Accounting fees and expenses	32,000
Legal fees and expenses	0
Blue Sky fees and expenses	1,000
Miscellaneous	10,000
Total	48,022

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Utah law. Utah law provides that any corporation shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 16. EXHIBITS.

Exhibit No.	Description
3.1	Articles of Incorporation of Cimarron Software, Inc. *
3.2	Bylaws of the Company *
3.3	Articles of Restatement Amending Authorized Common and Preferred Stock *
3.4	Articles of Amendment Amending Rights of Preferred Stock *
5.1	Opinion of Vincent & Rees, L.C. **
14.1	Code of Ethics *
23.1	Consent from Independent Auditor ***
23.2	Consent from Vincent & Rees, L.C. (Included in Exhibit 5.1) **
99.1	Services Agreement with Data in Motion LLC ****
99.2	Related Party Notes *****

* The above-listed exhibits were filed with the Form S-1 Registration Statement filed on May 14, 2012.

** An updated Opinion of Vincent & Rees, L.C. was filed with the amendment to the Form S-1 filed on August 10, 2012.

*** An updated Consent from Independent Auditor is filed herewith.

**** Certain information from the Services Agreement has been redacted per the Company’s Confidential Treatment Request submitted to the SEC.

***** The Related Party Notes were filed as Exhibit 99.1 of the amendment to the Form S-1 filed on September 13, 2012.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any additional or changed material information with respect to the plan of distribution.

(2)  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Utah or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on the  8th of October, 2012.

Cimarron Software, Inc.

By:	/s/ David Fuhrman
David Fuhrman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

October 8, 2012

By:	/s/ David Fuhrman
David Fuhrman
Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and Director

By:	/s/ Rob Sargent
Rob Sargent
Director